Exhibit 99.1

RISK FACTORS

Risks Relating to the Operating Partnership and Company

Global market and economic conditions may adversely affect our financial condition and results of operations.

In the U.S., market and economic conditions continue to be challenging with tighter credit conditions and modest growth through the third quarter of 2009 as compared to the prior year. While recent economic data reflects a stabilization of the economy and credit markets, the cost and availability of credit may continue to be adversely affected. Concern about continued stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease to provide funding to borrowers. Volatility in the U.S. and international capital markets and continued recessionary conditions in global economies, and in the California economy in particular, may adversely affect our liquidity and financial condition and the liquidity and financial condition of our tenants. If these market conditions continue, they may limit our ability and the ability of our tenants to timely refinance maturing liabilities and access the capital markets to meet liquidity needs.

Our operations depend upon the Southern California economy.

As of September 30, 2009, all of our properties and our future development pipeline land holdings were located in Southern California. Our business depends on our ability to generate funds from operations, in excess of scheduled principal payments on debt, payments on the 7.450% Series A Cumulative Redeemable Preferred Units of the Operating Partnership, or the Series A Preferred Units, distributions to the Company’s preferred and common stockholders and capital expenditure requirements.

Events and conditions applicable to owners and operators of real property that are beyond our control may decrease funds available for distribution and the value of our properties. These events include:

•	local oversupply or reduction in demand for office, industrial or other commercial space;

•	inability to collect rent from tenants;

•	vacancies or inability to rent spaces on favorable terms or at all;

•	inability to finance property development and acquisitions on favorable terms or at all;

•	increased operating costs, including insurance premiums, utilities, and real estate taxes;

•	costs of complying with changes in governmental regulations;

•	the relative liquidity of real estate investments;

•	changing submarket demographics; and

•	property damage resulting from seismic activity or other natural disasters.

The continuing economic crisis has particularly affected the economy of California. The State of California began its fiscal year on July 1, 2009 with a significant reported deficit. The California budget deficit could further impact and aggravate the current recessionary conditions within the state, which could adversely impact the financial conditions of our tenants. Given the budgetary situation in California, there is also the possibility that the California State Legislature could enact new tax legislation that could have an adverse impact on businesses operating in California, including us and our tenants, and, as a result, could have an adverse impact on our financial condition, results of operations, and cash flows.

We depend on significant tenants.

As of September 30, 2009, our fifteen largest tenants represented approximately 48.9% of total annualized base rental revenues. Of this amount, our largest tenant, Intuit, leased an aggregate of approximately 536,800 rentable square feet of office space under two separate leases, representing 6.7% of our total annualized base rental revenues at September 30, 2009.

Although we have been able to mitigate the impact of past significant tenant defaults on our financial condition, revenues and results of operations, our financial condition, results of operations, our ability to borrow funds and cash flows would be adversely affected if any of our significant tenants fails to renew its lease(s), renews its lease(s) on terms less favorable to us or becomes bankrupt or insolvent or otherwise unable to satisfy its lease obligations.

Downturn in tenants’ businesses may reduce our cash flow.

For the nine months ended September 30, 2009, we derived approximately 98.5% of our revenues from continuing operations from rental income and tenant reimbursements. A tenant may experience a downturn in its business that may weaken its financial condition and result in its failure to make timely rental payments or result in defaults under our leases. In the event of default by a tenant, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment.

The bankruptcy or insolvency of a major tenant also may adversely affect the income produced by our properties. If any tenant becomes a debtor in a case under the Bankruptcy Code, we cannot evict the tenant solely because of the bankruptcy. In addition, the bankruptcy court might permit the tenant to reject and terminate its lease with us. Our claim against the tenant for unpaid and future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease. Therefore, our claim for unpaid rent would likely not be paid in full. Any losses resulting from the bankruptcy of any of our existing tenants could adversely impact our financial condition, results of operations, cash flow, the quoted trading prices of our securities and ability to satisfy our debt service obligations and to pay distributions to stockholders.

We may be unable to renew leases or re-lease available space.

As of September 30, 2009, we had office and industrial space available for lease representing approximately 17.5% of the total square footage of our properties. In addition, leases representing approximately 1.3% and 15.8% of the occupied rentable square footage of our properties are scheduled to expire during the remainder of 2009 and in 2010, respectively. Above market rental rates on some of our properties may force us to renew or re-lease expiring leases at rates below current lease rates. Management believes that the weighted average cash rental rates for our properties are approximately 0% to 5% above the current average market rental rates and the weighted average cash rental rates for leases scheduled to expire during the remainder of 2009 and in 2010 are approximately equal to the current average market rental rates for the entire portfolio, although individual properties within any particular submarket presently may be leased at either above, below, or at the current market rates within that submarket. We cannot give any assurance that leases will not be renewed or that available space will not be re-leased at rental rates that are lower than the current rental rates, perhaps by more than the percentages set forth above. If the average rental rates for our properties decrease or existing tenants do not renew their leases, our financial condition, results of operations, cash flow, the quoted trading prices of our securities and our ability to satisfy our debt service obligations and to pay distributions to stockholders could be adversely affected.

We are subject to governmental regulations that may affect the development, redevelopment and use of our properties.

We are subject to governmental regulations that may have a material adverse effect on our financial condition, results of operations, cash flow, the quoted trading prices of our securities and ability to satisfy our debt service obligations and to pay distributions to stockholders.

Our properties are subject to regulation under federal laws, such as the Americans with Disabilities Act of 1990, or the ADA, under which all public accommodations must meet federal requirements related to access and use by disabled persons, and state and local laws addressing earthquake, fire and life safety requirements. Although we believe that our properties substantially comply with present requirements under applicable governmental regulations, none of our properties have been audited or investigated for compliance by any regulatory agency. If we were not in compliance with material provisions of the ADA or other regulations affecting our properties, we might be required to take remedial action that could include making modifications or renovations to properties. Federal, state or local governments may also enact future laws and regulations that could require us to make significant modifications or renovations to our properties. If we were to incur substantial costs to comply with the ADA or any other regulations, our financial condition, results of operations, cash flow, the quoted trading prices of our securities and ability to satisfy our debt service obligations and to pay distributions to stockholders could be adversely affected.

Our properties are subject to land use rules and regulations that govern our development, redevelopment and use of our properties. Restrictions on our ability to develop, redevelop or use our properties resulting from changes in the existing land use rules and regulations or the adoption of new land use or other related legislation could have an adverse effect on our financial position, results of operations, cash flow, quoted trading prices of our securities, ability to satisfy our debt service obligations, and ability to pay distributions to stockholders. For example, the Airport Land Use Commission is currently evaluating updates to the existing airport compatibility plans for all public and military airports in San Diego County that if adopted could adversely impact our business in this region.

Increasing utility costs and power outages in California may have an adverse effect on our operating results and occupancy levels.

The State of California continues to address issues related to the supply of electricity, water and natural gas. In recent years, shortages of electricity have resulted in increased costs for consumers and certain interruptions in service. Increased consumer costs and consumer perception that the State is not able to effectively manage its utility needs may reduce demand for leased space in California office and industrial properties. A significant reduction in demand for office and industrial space could adversely affect our financial condition, results of operations, cash flow, the quoted trading prices of our securities and ability to satisfy our debt service obligations and to pay distributions to stockholders.

Our debt level reduces cash available for distribution and may expose us to the risk of default under our debt obligations.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the distributions necessary for the Company to maintain its REIT qualification. Our level of debt and the limitations imposed by our debt agreements may have important consequences to us, including the following:

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	cash flow may be insufficient to meet required principal and interest payments;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	we may default on our obligations and the lenders or mortgagees may foreclose on the properties that secure the loans and receive an assignment of rents and leases; and

•	our default under one mortgage loan with cross default provisions could result in a default on other indebtedness.

If one or more of these events were to occur, our financial condition, results of operations, cash flow, the quoted trading prices of our securities and ability to satisfy our debt service obligations and to pay distributions to stockholders could be adversely affected. In addition, foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could require the Company to pay income or excise tax notwithstanding its tax status as a REIT under the Code. As of September 30, 2009, we had approximately $986.8 million aggregate principal amount of indebtedness (before the impact of $21.7 million of unamortized discount attributable to the Operating Partnership’s 3.250% Exchangeable Senior Notes due 2012), $2.2 million of which is contractually due prior to December 31, 2010. Our total debt and preferred equity represented 48.9% of our total market capitalization (which we define as the aggregate of our long-term debt, the liquidation value of our preferred equity, and the market value of our common equity) at September 30, 2009.

We face significant competition, which may decrease the occupancy and rental rates of our properties.

We compete with several developers, owners and operators of office, industrial and other commercial real estate, many of which own properties similar to ours in the same submarkets in which our properties are located but which have lower occupancy rates than our properties. For instance, the occupancy rate for our El Segundo stabilized office property portfolio in Los Angeles County at September 30, 2009 was 97% in comparison to 87% for the El Segundo Class A office submarket in total. We believe that our higher occupancy rates mean that, on average, our competitors have more space currently available for lease than we do. As a result, our competitors have an incentive to decrease rental rates until their available space is leased. If our competitors offer space at rental rates below the rates currently charged by us for comparable space, we may be pressured to reduce our rental rates below those currently charged in order to retain tenants when our tenant leases expire. Leases representing approximately 406,000 rentable square feet, or 38% of our El Segundo stabilized office property portfolio, are scheduled to expire during the remainder of 2009 and 2010. As a result, our financial condition, results of operations, cash flow, the quoted trading prices of the Company’s securities and ability to satisfy our debt service obligations and to pay distributions to stockholders may be adversely affected.

Potential losses may not be covered by insurance.

We carry comprehensive liability, fire, extended coverage, rental loss and terrorism insurance covering all of our properties. Management believes the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for generally uninsurable losses such as loss from riots or acts of God. Some of our policies, like those covering losses due to floods, are subject to limitations involving large deductibles or co-payments.

We are subject to environmental and health and safety laws and regulations and any costs to comply with, or liabilities arising under, such laws and regulations could be material.

As an owner, operator, manager and developer of real properties, we are subject to environmental and health and safety laws and regulations. Certain of these laws and regulations impose joint and several liability, without regard to fault, for investigation and clean-up costs on current and former owners and operators of real property and persons who have disposed of or released hazardous substances into the environment. At some of the properties, there are asbestos-containing materials, or tenants routinely handle hazardous substances as part of their operations. In addition, historical operations, including the presence of underground storage tanks, have caused soil or groundwater contamination at or near some of the properties. Although we believe that the prior owners of the affected properties conducted remediation of known soil contamination at these properties, there can be no assurance that all such contamination has been remediated. The discovery of previously unknown contamination or the compliance with existing or new environmental or health and safety laws and regulations could require us to incur costs or liabilities that could be material.

Earthquake damage to our properties could have an adverse effect on our financial condition and operating results.

As of September 30, 2009, all of our properties are located in Southern California. We carry earthquake insurance on our properties in an amount and with deductibles that management believes are commercially reasonable. However, the amount of our earthquake insurance coverage may not be sufficient to cover losses from earthquakes. In addition, our earthquake insurance policies include substantial self-insurance portions and we may discontinue earthquake insurance on some or all of our properties in the future if the cost of premiums for earthquake insurance exceeds the value of the coverage discounted for the risk of loss. If we experience a loss that is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flow from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if the properties were irreparable.

We may be unable to complete acquisitions and successfully operate acquired properties.

We continually evaluate the market of available properties and may acquire office and industrial properties when strategic opportunities exist. Our ability to acquire properties on favorable terms and successfully operate them is subject to the following risks:

•

the potential inability to acquire a desired property because of competition from other real estate investors with significant capital, including both publicly traded REITs and institutional investment funds;

•

the possibility that, even if we enter into agreements for the acquisition of office and industrial properties, such acquisitions may never close since they remain subject to customary conditions to closing including the completion of due diligence investigations to management’s satisfaction;

•	we may be unable to finance acquisitions on favorable terms;

•	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties; and

•	we may lease acquired properties at below expected rental rates.

If we cannot finance property acquisitions on favorable terms or operate acquired properties to meet financial expectations, our financial condition, results of operations, cash flows, quoted per share trading prices of the Company’s securities and ability to satisfy our debt service obligations and pay distributions to stockholders could be adversely affected.

We may be unable to successfully complete and operate acquired, developed and redeveloped properties.

There are significant risks associated with property acquisition and development including the possibility that:

•	we may be unable to lease acquired, developed or redeveloped properties at expected rental rates or within projected timeframes;

•	we may not complete development or redevelopment properties on schedule or within budgeted amounts;

•	we may expend funds on and devote management’s time to acquisition, development or redevelopment properties that we may not complete;

•	we may encounter delays or refusals in obtaining all necessary zoning, land use, other required entitlements, building, occupancy, and other required governmental permits and authorizations; and

•	we may encounter delays, refusals, unforeseen cost increases and other impairments due to third-party litigation.

If one or more of these events were to occur in connection with our acquired properties or our development or redevelopment properties currently under construction or planned for development, our financial condition, results of operations, cash flow, the quoted trading prices of the Company’s securities and ability to satisfy our debt service obligations and to pay distributions to stockholders could be adversely affected.

While we primarily acquire, develop and redevelop office properties in Southern California markets, we may in the future acquire, develop or redevelop properties for retail or other use and expand our business to other geographic regions where we expect the development, redevelopment or acquisition of property to result in favorable risk-adjusted returns on our investment. Presently, we do not possess the same level of familiarity with development, redevelopment or acquisition of property types other than office and industrial, or with outside markets, which could adversely affect our ability to acquire or develop or redevelop properties or to achieve expected performance.

We could default on leases for land on which some of our properties are located.

As of September 30, 2009, we owned one office complex, located on various land parcels, which we lease individually on a long-term basis. As of September 30, 2009, we had approximately 949,000 aggregate rentable square feet, or 7.7% of our total stabilized portfolio, of rental space located on these leased parcels. The leases for the land under the one office complex at the Kilroy Airport Center in Long Beach, California expire in 2084. If we default under the terms of any particular lease, we may lose the ownership rights to the property subject to the lease. Upon expiration of a lease and all of its options, we may not be able to renegotiate a new lease on favorable terms, if at all. The loss of the ownership rights to these properties or an increase of rental expense could have an adverse effect on our financial condition, results of operations, cash flow, the quoted trading prices of the Company’s securities and ability to satisfy our debt service obligations and to pay distributions to stockholders.

Real estate assets are illiquid, and we may not be able to sell our properties when we desire.

Our investments in our properties are relatively illiquid, limiting our ability to sell our properties quickly in response to changes in economic or other conditions. In addition, the Code generally imposes a 100% prohibited transaction tax on the Company’s profits derived from sales of properties held primarily for sale to customers in the ordinary course of business, which effectively limits our ability to sell properties other than on a selected basis. These restrictions on our ability to sell our properties could have an adverse effect on our financial position, results of operations, cash flow, quoted trading prices of the Company’s securities, ability to satisfy our debt service obligations and repay indebtedness and ability to pay distributions to stockholders.

Our common limited partners have limited approval rights that may prevent us and the Company from completing a change of control transaction that may be in the best interests of the Company’s stockholders.

The Company may not withdraw from the Operating Partnership or transfer its general partnership interest without the approval of the holders of at least 60% of the units representing common partnership interests in the Operating Partnership, including the common units held by the Company in its capacity as the Operating Partnership’s general partner. In addition, the Company may not engage in a merger, consolidation or other combination or the sale of substantially all of its assets or such similar transaction, without the approval of the holders of 60% of the common units, including the common units held by the Company in its capacity as the Operating Partnership’s general partner. The right of our common limited partners to vote on these transactions could limit the Company’s ability to complete a change of control transaction that might otherwise be in the best interest of the Company’s stockholders.

In certain circumstances, our limited partners must approve the dissolution of the Operating Partnership and the disposition of properties they contributed.

For as long as limited partners own at least 5% of all of the common units representing common partnership interests in the Operating Partnership, we must obtain the approval of limited partners holding a majority of the common units representing common limited partnership interests in the Operating Partnership before we may dissolve the Operating Partnership. As of September 30, 2009, limited partners owned approximately 3.8% of the outstanding common partnership interests in the Operating Partnership, of which 3.0% was owned by John B. Kilroy, Sr. and John B. Kilroy, Jr. In addition, we agreed to use commercially reasonable efforts to minimize the tax consequences to common limited partners resulting from the repayment, refinancing, replacement or restructuring of debt, or any sale, exchange or other disposition of any of our other assets. The exercise of one or more of these approval rights by the limited partners could delay or prevent us from completing a transaction that may be in the best interest of the Company’s stockholders.

The Chairman of the Company’s board of directors and its President and Chief Executive Officer each has substantial influence over our affairs.

John B. Kilroy, Sr. is the Company’s Chairman of the board of directors and the father of John B. Kilroy, Jr., the Company’s President and Chief Executive Officer. Each is a member of our board of directors, and together, as of September 30, 2009, they beneficially owned 295,622 shares of Company common stock and an aggregate of 1,335,135 common units, which are redeemable in exchange for, at the Company’s option, an equal number of shares of Company common stock, representing a total beneficial ownership of approximately 3.7% of the total outstanding shares of Company common stock as of September 30, 2009, assuming the exchange, at the Company’s option, of the common units held by Messrs. Kilroy into shares of the Company’s common stock.

Pursuant to the Company’s charter, no other stockholder may own, actually or constructively, more than 7.0% of our outstanding common stock without obtaining a waiver from the Company’s board of directors. The board of directors has waived the ownership limits with respect to John B. Kilroy, Sr., John B. Kilroy, Jr., members of their families and some of their affiliated entities. These named individuals and entities may own either actually or constructively, in the aggregate, up to 19.6% of the Company’s outstanding common stock. Consequently, Messrs. Kilroy have substantial influence on us and the Company and could exercise their influence in a manner that is not in the best interest of our noteholders or the Company’s stockholders. Also, they may, in the future, have a substantial influence on the outcome of any matters submitted to the Company’s stockholders for approval.

Loss of the Company’s REIT status would have significant adverse consequences to us and the value of the Company’s stock.

The Company currently operates in a manner that is intended to allow it to qualify as a REIT for federal income tax purposes under the Code. If the Company were to lose its REIT status, it would face serious tax consequences that would substantially reduce the funds available for distribution to its stockholders for each of the years involved due to the following:

•	it would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to federal income tax at regular corporate rates;

•	it could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless entitled to relief under statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified.

In addition, if the Company fails to qualify as a REIT, it would not be required to make distributions to stockholders and all distributions to stockholders will be subject to tax as regular corporate dividends to the extent of its current and accumulated earnings and profits. As a result of all these factors, the Company’s failure to qualify as a REIT also could impair the Company’s ability to expand its business and raise capital, and could adversely affect the value of its common stock.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership. Various factual matters and circumstances not entirely within the Company’s control may affect the Company’s ability to qualify as a REIT. For example, to qualify as a REIT, at least 95% of the Company’s gross income in any year must be derived from qualifying sources. Also, the Company must make distributions to stockholders aggregating annually at least 90% of the Company’s REIT taxable income, excluding capital gains. For distributions with respect to taxable years ending on or before December 31, 2009, recent guidance provided by the Internal Revenue Service, or IRS, allows the Company to satisfy up to 90% of this requirement through the distribution of shares of the Company’s common stock, if certain conditions are met. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect the Company’s investors or the Company’s ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments. Although the Company’s management believes that it is organized and operates in a manner so as to qualify as a REIT, the Company cannot be certain that it has been or will continue to be organized or be able to operate in a manner to qualify or remain qualified as a REIT for federal income tax purposes.

To maintain the Company’s REIT status, it may be forced to borrow funds on a short-term basis during unfavorable market conditions.

To qualify as a REIT, the Company generally must distribute to its stockholders at least 90% of its REIT taxable income each year, excluding capital gains, and it will be subject to regular corporate income taxes to the extent it distributes less than 100% of its REIT taxable income each year. In addition, the Company will be subject to a 4% non-deductible excise tax on the amount, if any, by which distributions paid by it in any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. For distributions with respect to taxable years ending on or before December 31, 2009, recent IRS guidance allows the Company to satisfy up to 90% of these requirements through the distribution of shares of the Company’s common stock, if certain conditions are met. To maintain its REIT status and avoid the payment of federal income and excise taxes, the Company may need to borrow funds to meet the REIT distribution requirements even if the then-prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from differences in timing between the actual receipt of income and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

Our growth, and that of the Company, depend on external sources of capital that are outside of our control.

The Company is required under the Code to distribute at least 90% of its REIT taxable income, determined without regard to the dividends-paid deduction and excluding any net capital gain. For distributions with respect to taxable years ending on or before December 31, 2009, recent IRS guidance allows the Company to satisfy up to 90% of this requirement through the distribution of shares of the Company’s common stock, if certain conditions are met. Because of this distribution requirement, the Company may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, management relies on third-party sources of capital to fund the Company’s capital needs. The Company may not be able to obtain the financing on favorable terms or at all. Any additional debt the Company incurs will increase its leverage. Access to third-party sources of capital depends, in part, on general market conditions and the availability of credit, the market’s perception of the Company’s growth potential, its current and expected future earnings, its cash flow and cash distributions, and the quoted market prices of its securities. If the Company cannot obtain capital from third-party sources, our financial condition, results of operations, cash flow, quoted trading prices of the Company’s securities and ability to satisfy our debt service obligations and to pay distributions to stockholders may be adversely impacted.

Our board of directors may change investment and financing policies without stockholder approval causing us to become more highly leveraged, which may increase our risk of default under our debt obligations.

We are not limited in our ability to incur debt. Our financing policies and objectives are determined by the Company’s board of directors. Our goal is to limit our dependence on leverage and maintain a conservative ratio of debt to total market capitalization (which we define as the aggregate of our long-term debt, the liquidation value of our preferred equity, and the market value of our common equity). However, our organizational documents do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. At September 30, 2009, we had approximately $986.8 million aggregate principal amount of indebtedness (before the impact of $21.7 million of unamortized discount attributable to the Operating Partnership’s 3.250% Exchangeable Senior Notes due 2012) outstanding, which represented 40.6% of the Company’s total market capitalization (which we define as the aggregate of our long-term debt, the liquidation value of our preferred equity, and the market value of our common equity). Our total debt and the liquidation value of our preferred equity as a percentage of the Company’s total market capitalization was approximately 48.9% at September 30, 2009. The ratios may be increased or decreased without the consent of the Company’s stockholders. Increases in the amount of debt outstanding would result in an increase in our debt service, which could adversely affect cash flow and our ability to make payments to holders of our indebtedness and to make distributions to stockholders and unit holders. Higher leverage also increases the risk of default on our obligations and limits our ability to obtain additional financing in the future.

We may invest in securities related to real estate which could adversely affect our ability to make distributions to stockholders.

We may purchase securities issued by entities which own real estate and may, in the future, also invest in mortgages. In general, investments in mortgages are subject to several risks, including:

•	borrowers may fail to make debt service payments or pay the principal when due;

•	the value of the mortgaged property may be less than the principal amount of the mortgage note securing the property; and

•	interest rates payable on the mortgages may be lower than our cost for the funds used to acquire these mortgages.

Owning these securities may not entitle us to control the ownership, operation and management of the underlying real estate. In addition, we may have no control over the distributions with respect to these securities, which could adversely affect our ability to make distributions to stockholders.

Sales of a substantial number of shares of our securities, or the perception that this could occur, could result in decreasing the quoted market price per share for the Company common stock.

Management cannot predict whether future issuances of shares of Company common stock or the availability of shares for resale in the open market will result in decreasing the market price per share of Company common stock. As of September 30, 2009, 43,148,762 shares of Company common stock and 5,060,000 shares of preferred stock, consisting of 1,610,000 shares of our Series E Preferred Stock and 3,450,000 shares of our Series F Preferred Stock, were issued and outstanding, and an additional 1,500,000 shares of preferred stock were designated as Series A Preferred Stock, which was reserved for possible issuance in exchange for outstanding Series A Preferred Units.

As of September 30, 2009, the Company had reserved for future issuance the following shares of common stock: 1,723,131 shares issuable upon the exchange, at the Company’s option, of common units; 2,047,375 shares issuable under the Company’s 2006 Incentive Award Plan; 623,165 shares issuable upon settlement of restricted stock units; 24,000 shares issuable upon exercise of outstanding options; and 976,067 shares issuable under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan as well as 5,726,742 shares potentially issuable under certain circumstances, in exchange for the 3.250% Exchangeable Senior Notes due 2012 issued by the Operating Partnership. The Company has a currently effective registration statement registering 1,723,131 shares of Company common stock for possible issuance to the holders of common units. This registration statement also registered 306,808 shares of the Company’s common stock held by certain stockholders for possible resale. In addition, the Company has a currently effective registration statement registering the 5,726,742 shares of Company common stock that may potentially be issued in exchange for the 3.250% Exchangeable Senior Notes due 2012 issued by the Operating Partnership. Consequently, if and when the shares are issued, they may be freely traded in the public markets.

The Company may issue additional shares of capital stock without stockholder approval, which may dilute stockholder investment.

The Company may issue shares of its common stock, preferred stock or other equity or debt securities without stockholder approval. Similarly, the Company may cause the Operating Partnership to offer its common or preferred units for contributions of cash or property without approval by the limited partners of the Operating Partnership or the Company’s stockholders. Further, under certain circumstances, the Company may issue shares of its common stock in exchange for the 3.250% Exchangeable Senior Notes due 2012 issued by the Operating Partnership. The Company’s existing stockholders have no preemptive rights to acquire any of these securities, and any issuance of equity securities under these circumstances may dilute a stockholder’s investment.

Future terrorist activity or engagement in war by the United States may have an adverse affect on our financial condition and operating results.

Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001 and other acts of terrorism or war, may result in declining economic activity that could harm the demand for and the value of our properties. In addition, the public perception that certain locations are at greater risk for attack, such as major airports, ports and rail facilities, may decrease the demand for and the value of our properties near these sites. A decrease in demand could make it difficult for us to renew or re-lease our properties at these sites at lease rates equal to or above historical rates. Terrorist activities also could directly impact the value of our properties through damage, destruction or loss, and the availability of insurance for these acts may be less, and cost more, which could adversely affect our financial condition. To the extent that our tenants are impacted by future attacks, their businesses similarly could be adversely affected, including their ability to continue to honor their existing leases.

Terrorist acts and engagement in war by the United States also may adversely affect the markets in which our securities trade, and may cause further erosion of business and consumer confidence and spending and may result in increased volatility in national and international financial markets and economies. Any one of these events may cause a decline in the demand for our office and industrial leased space, delay the time in which our new or renovated properties reach stabilized occupancy, increase our operating expenses, such as those attributable to increased physical security for our properties, and limit our access to capital or increase our cost of raising capital.